Exhibit (a)(1)(F)

Offer to Purchase for Cash
by
Rumble Inc.
of
Up to 70,000,000 Shares of its Class A Common Stock at a Purchase Price of $7.50 per Share,
Representing an Aggregate Purchase Price
of Up to $525,000,000

NOTICE TO CERTAIN HOLDERS OF COMPANY STOCK OPTIONS AND COMPANY RSUS

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 4, 2025, UNLESS THE
OFFER IS EXTENDED OR TERMINATED
(SUCH DATE AND TIME, AS IT MAY BE EXTENDED OR TERMINATED,
THE “EXPIRATION TIME”).

January 3, 2025

To Plan Participants:

Enclosed for your consideration are the Offer to Purchase dated January 3, 2025 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”, which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”), in connection with the offer by Rumble Inc., a Delaware corporation (the “Company” or “Rumble”), to purchase for cash up to 70,000,000 shares of its Class A common stock, par value $0.0001 per share (the “Class A Common Stock” or the “Shares”), at a price of $7.50 per Share (the “Purchase Price”), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer. Capitalized terms used but not otherwise defined herein having the meanings ascribed to such terms in the Offer to Purchase.

The Offer is subject to a number of terms and conditions that are described in the Offer to Purchase. You are receiving this letter because you hold either (i) vested but unexercised Company Stock Options or vested and unsettled Company RSUs outstanding under the Equity Incentive Plans, as applicable, or (ii) unvested Company Stock Options or unvested Company RSUs that, in either case, will vest on or before January 31, 2025, which is the date that is two business days prior to the Expiration Time (the “Cut-Off Date”). This letter provides a brief overview of the Offer and the steps you need to take if you wish to participate.

If you do decide to exercise your Company Stock Options and participate in the Offer, you should be aware that you must exercise in the method described below, no later than 5:00 p.m., New York City time, on the Cut-Off Date, to allow Schwab Stock Plan Services, our stock plan administrator (“Schwab”), enough time to facilitate your exercise or settlement, to transfer shares of Class A Common Stock to your Schwab brokerage account and for Schwab to tender shares of Class A Common Stock on your behalf pursuant to the Offer prior to the Expiration Time. The exercise procedure and the procedure for Schwab to submit a tender on your behalf requires up to two business days, so you should plan the timing of your decisions accordingly.

For further information, or if you have any questions relating to exercising your Company Stock Options or information about the timing of settlement of your Company RSUs, including those relating to the applicable deadlines, contact our stock plan administrator, Schwab by telephone at 800-654-2593.

Procedure for Holders Company Stock Options or Company RSUs to Participate

The Offer is being made to all of Rumble’s stockholders. Because you hold Company Stock Options or Company RSUs, you may participate in the Offer by (i) exercising, converting or following settlement of your Company Stock Options or Company RSUs, as applicable, in the method described herein, and then (ii) verbally instructing Schwab to tender on your behalf any or all of the shares of Class A Common Stock you receive from the exercise or settlement thereof, in accordance with the terms and conditions of the Offer to Purchase. You should read carefully the information set forth or incorporated by reference in the Offer to Purchase and in the related Letter of Transmittal, including Rumble’s purpose for making the Offer.For information about your Company Stock Options or Company RSUs, please access your account with Schwab on the Schwab stock plan administration platform at 800-654-2593. Representatives of Schwab are also available if you have questions related to your vested Company Stock Options or Company RSUs, or if you need assistance in exercising your vested Company Stock Options.

You should also review the prospectuses prepared in connection with the registration on Form S-8 of the shares of Class A Common Stock underlying your Company Stock Options or Company RSUs. The prospectuses are available on the Schwab stock plan administration platform at https://eac.schwab.com.

In order for you to exercise your vested Company Stock Options and tender shares of Class A Common Stock that you receive from such exercise, or following settlement of your vested Company RSUs, in addition to complying with the requirements of the Offer to Purchase and Letter of Transmittal, you must comply with the requirements of the applicable Equity Incentive Plan and award agreement and other applicable agreements and policies, which documents are available upon request and on Schwab’s stock plan administration platform at https://eac.schwab.com.

If you decide to exercise your vested Company Stock Options and are permitted to do so under the applicable Equity Incentive Plan, in order to participate in the Offer, you must exercise your Company Stock Options in a manner that will allow you to receive shares of Class A Common Stock upon exercise no later than 4:00 p.m., New York City time, on the Cut-Off Date. In addition, in order to participate in the Offer, your vested Company RSUs must be settled for shares of Class A Common Stock no later than 4:00 p.m., New York City time, on the Cut-Off Date.

Upon the exercise or settlement of your vested Company Stock Options or Company RSUs, Schwab will be the holder of record of shares of Class A Common Stock held for your account. As such, Schwab will be the only ones who can tender your shares of Class A Common Stock, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender shares of Common Stock Schwab holds, or will hold, for your account.

Please note the following:

1.      If the exercise price of your Company Stock Options is equal to or greater than the Purchase Price and you elect to exercise your Company Stock Options and participate in the Offer, you will experience a financial loss. In addition, as described below, not all of the shares of Class A Common Stock you validly tender may be purchased by the Company due to the “odd lot” priority and proration provisions described in the Offer to Purchase. As a result, the amount of cash paid by you in connection with the exercise of your Company Stock Options may be higher than the amount of cash you ultimately receive in connection with the Company’s purchase of any of the shares of Class A Common Stock you tender in the Offer. We strongly encourage you to consult with your broker or other financial or tax advisor before determining whether to exercise any Company Stock Options.

2.      Following the exercise or settlement of your vested Company Stock Options or Company RSUs, you may tender the shares of Common Stock that you receive upon exercise or settlement by verbally instructing Schwab to do so on your behalf by calling Schwab, for cash, less any applicable withholding tax and without interest.

3.      You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your shares of Class A Common Stock will be purchased in the event of proration.

4.      The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions, including the Strategic Investment Condition. See Sections 2, 6 and 8 of the Offer to Purchase.

5.      The Offer, withdrawal rights and proration period will expire at 5:00 p.m., New York City time, on February 4, 2025, unless the Company extends the Offer. Shares must be properly tendered by the Expiration Time to ensure that at least some of your shares of Class A Common Stock will be purchased if there is proration. The exercise or settlement of your vested Company Stock Options or Company RSUs should be completed and your verbal instructions to Schwab should be given by the Cut-Off Date to permit Schwab to submit a timely tender on your behalf.

You should evaluate all of the Offer documents to determine if participation would be advantageous to you. The Offer documents consist of (i) an Offer to Purchase, dated January 3, 2025, (ii) the Letter of Transmittal and (iii) this letter. You can obtain a copy of the Offer documents from Georgeson LLC., which is acting as the information agent for the Offer (the “Information Agent”), at (833) 880-2584 or RumbleOffer@Georgeson.com, or the dealer manager for the Offer, Cantor Fitzgerald & Co. (the “Dealer Manager”), at (855) 453-0952. The Offer to Purchase sets forth all of the terms and conditions of the Offer, some of which are summarized below.

Whether or not you choose to exercise your Company Stock Options, and whether or not you choose to tender your shares of Class A Common Stock, including those received upon settlement of vested Company RSUs, is entirely your decision. Rumble’s Board of Directors (the “Board”) has unanimously approved the making of the Offer. However, none of Rumble, the Board, the Supporting Stockholders, the Dealer Manager or the Information Agent makes any recommendation as to whether you should exercise your Company Stock Options, whether you should tender or refrain from tendering your shares of Class A Common Stock or as to how many shares of Class A Common Stock to tender. Rumble has not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your shares of Class A Common Stock and, if so, how many shares of Class A Common Stock to tender in the Offer. You should read carefully information set forth or incorporated by reference in the Offer to Purchase and the Letter of Transmittal, including Rumble’s purpose for making the Offer, and consult your own tax, financial and other personal advisors before determining whether to exercise Company Stock Options and whether to participate in the Offer.

If you wish to exercise all or a portion of your vested Company Stock Options in order to tender the underlying shares of Class A Common Stock in the Offer, you must exercise your Company Stock Options, or if you wish to tender shares of Class A Common Stock following settlement of vested Company RSUs, in either case, such shares of Common Stock must be held by you no later than 4:00 p.m., New York City time, on the Cut-Off Date, to allow Schwab enough time to facilitate your exercise or settlement, as applicable, to transfer shares of Common Stock to your Schwab brokerage account and for Schwab to tender shares of Common Stock on your behalf pursuant to the Offer prior to the Expiration Time. The exercise or settlement procedure and the procedure for Schwab to submit a tender on your behalf requires up to two business days, so you should plan the timing of your decisions accordingly. If you fail to submit your exercise or settlement prior to the Cut-Off Date, there can be no assurance that you will be able to participate in the Offer with respect to your Company Stock Options or Company RSUs.

If you do elect to exercise or settle your Company Stock Options or Company RSUs, and would like to make such exercise or settlement conditioned on the closing of the Offer, please contact Michael Ellis (General Counsel) at the Company at legal@rumble.com or (941) 210-0196.

If you wish to have Schwab tender any or all of the shares of Class A Common Stock in connection with exercise or settlement, please so instruct Schwab by calling Schwab at 800-654-2593. If you authorize Schwab to tender your shares of Class A Common Stock, Schwab will tender all your shares of Class A Common Stock unless you specify otherwise in your verbal instructions to Schwab.

Summary of Terms of the Offer

The terms and conditions of the Offer are fully set forth or incorporated by reference in the Offer to Purchase and the Letter of Transmittal, available from the Information Agent, at (833) 880-2584 or RumbleOffer@Georgeson.com, or the Dealer Manager at 212-915-1800. The summary set forth below is intended only to provide you with a brief overview of the Offer so that you can determine whether you want to obtain a copy of the Offer documents for further review. This summary is qualified entirely by the terms and conditions set forth or incorporated by reference in the Offer to Purchase and the Letter of Transmittal.

Rumble is offering to purchase for cash up to 70,000,000 Shares at a price of $7.50 per Share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase. The Offer will be fully subscribed as a result of the Supporting Stockholder Commitment as described above. As a result, we will purchase 70,000,000 shares of Class A Common Stock.

As of December 27, 2024, prior to giving effect to the Strategic Investment from Tether and the Offer, we had 283,987,373 issued and outstanding shares of Class A Common Stock, assuming the exchange of all issued and outstanding exchangeable shares of 1000045728 Ontario Inc., which are exchangeable on a one-for-one basis for shares of Class A Common Stock, and including all issued and outstanding shares subject to an escrow restriction under our Business Combination Agreement. Upon the consummation of the Strategic Investment (the completion of which is a condition to the consummation of the Offer), we will issue 103,333,333 new shares of Class A Common Stock to Tether, meaning, after giving effect to our purchase of 70,000,000 shares of Class A Common Stock in the Offer, the number of issued and outstanding shares of Class A Common Stock will increase on a net basis by at least 33,333,333 shares, representing an approximate 11.7% increase relative to our issued and outstanding shares of Class A Common Stock as of December 27, 2024 as reported above. Such increase will be higher in the event that holders of our issued and outstanding Company Stock Options, Company or Company RSUs exercise, convert or settle, as applicable, their respective securities in order to participate in the Offer, to the extent that such underlying Shares (which are not counted in our issued and outstanding Shares until the relevant securities are exercised, converted or settled) are tendered in lieu of outstanding Shares. As a result, the proportional holdings of stockholders who choose not to tender their Shares will be diluted.

Upon the terms and subject to the conditions of the Offer (including the “odd lot” priority and proration provisions described in the Offer to Purchase), Rumble will accept for payment and pay the Purchase Price for all of the Shares validly tendered and not validly withdrawn, subject to the satisfaction or waiver of the conditions to the Offer. If more than 70,000,000 Shares are validly tendered and not validly withdrawn, Rumble will purchase Shares as follows:

•        first, the Company will purchase all Shares tendered by any person who owned beneficially or of record a total of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”) who:

•        tenders all Shares owned beneficially or of record and does not validly withdraw such Shares (tenders of less than all of the Shares owned by the Odd Lot Holder will not qualify for this preference); and

•        completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

•        second, Rumble will purchase all other Shares validly tendered (and not validly withdrawn) on a pro rata basis, based on the Proration Factor with appropriate adjustments to avoid purchases of fractional Shares.

As described in the Offer to Purchase, the Offer will be fully subscribed as a result of the Supporting Stockholder Commitment even if no stockholders other than the Supporting Stockholders elect to tender their Shares in the Offer. If stockholders other than the Supporting Stockholders elect to tender their Shares in the Offer and/or any of the Supporting Stockholders elect to tender more than their respective minimum tender amounts under the Tender and Support Agreements, there will be an over-subscription of the Offer. In the event of an over-subscription of the Offer, Shares validly tendered and not validly withdrawn will be subject to the proration and “odd lot” priority provisions described in the Offer to Purchase. As a result, the number of Shares tendered by the Supporting Stockholders will have a significant impact on proration, and we may not purchase all of the Shares that you tender even if you validly tender them. See Section 1 of the Offer to Purchase.

If you exercise any of your vested Company Stock Options or your Company RSUs are settled and you tender your shares of Common Stock, you may withdraw any shares of Common Stock you have tendered by instructing Schwab to arrange for the withdrawal of your shares of Common Stock at any time before the Expiration Time.

Rumble will purchase only those Shares properly tendered and not properly withdrawn upon the terms and conditions of the Offer. All Shares accepted for payment will be paid promptly after the Expiration Time to the seller in cash, less any applicable withholding taxes and without interest.

If you exercise any of your vested Company Stock Options, and Rumble does not accept the tender of all or any of your shares of Common Stock for any reason, including, without limitation, oversubscription, you will not be able to rescind your Company Stock Option exercise. In the event of an over-subscription of the Offer, Shares validly tendered and not validly withdrawn will be subject to the proration and “odd lot” priority provisions described above and in the Offer materials and, as a result, all of the Shares so tendered may not be purchased.

Tax Implications

You should consult your own tax advisor as to the particular U.S. federal income tax consequences to you of exercising your Company Stock Options or Company RSUs and tendering Shares pursuant to the Offer and the applicability and effect of any state, local or foreign tax laws and other tax consequences with respect to exercises and settlements and the Offer.

THE COMPANY IS NOT AWARE OF ANY JURISDICTION WHERE THE MAKING OF THE OFFER IS NOT IN COMPLIANCE WITH APPLICABLE LAW. IF THE COMPANY BECOMES AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES WHERE THE MAKING OF THE OFFER OR THE ACCEPTANCE OF SHARES PURSUANT TO THE OFFER IS NOT IN COMPLIANCE WITH ANY APPLICABLE LAW, THE COMPANY WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH THE APPLICABLE LAW. VALIDLY TENDERED SHARES WILL BE ACCEPTED FROM ALL HOLDERS, WHEREVER LOCATED.

Stock plan recordkeeping and administrative services are provided by Schwab. Rumble and Schwab are not affiliated. This material has been prepared and distributed by Rumble and it is solely responsible for its accuracy.